Exhibit 8.1

October 27, 2006

Ameris Bancorp

24 2nd Avenue, S.E.

Moultrie, Georgia 31768

Re:	Federal Income Tax Consequences of the Proposed Merger
of Islands Bancorp with and into Ameris Bancorp

Ladies and Gentlemen:

We have acted as counsel for Ameris Bancorp (“Ameris”) in connection with the proposed merger (the “Company Merger”) of Islands Bancorp (“Islands”) with and into Ameris, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 15, 2006, by and among Ameris, American Banking Company, Islands and Islands Community Bank, N.A. In our capacity as counsel for Ameris and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Company Merger. Capitalized terms used but not specifically defined herein have the meanings ascribed to such terms in the Merger Agreement.

We are furnishing this opinion to you at your request in connection with the filing by Ameris of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering our opinion set forth below, we have examined and, with the consent of Ameris and Islands, relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, we have relied upon certain statements, representations and covenants made by Ameris and Islands, including representations and covenants set forth in letters from Ameris and Islands dated the date hereof (the “Tax Certificates”), and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of Ameris and Islands, as of the Effective Time.

Ameris Bancorp

October 27, 2006

In rendering our opinion set forth below, we have assumed that: (i) the Company Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be waived or modified in any respect prior to the Effective Time; and (ii) the Registration Statement, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Company Merger, Ameris and Islands. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Ameris and Islands (including, without limitation, those set forth in the Merger Agreement and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, in the Merger Agreement or in the Tax Certificates (giving effect to all events occurring after the date hereof, whether prior or subsequent to the Effective Time) may affect the conclusions stated herein.

We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In rendering our opinion set forth below, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, the Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Company Merger will qualify as a “reorganization” for U.S. federal income tax purposes under Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be viewed as part of the plan of reorganization for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein.

Ameris Bancorp

October 27, 2006

This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Rogers & Hardin
ROGERS & HARDIN